FOR IMMEDIATE RELEASE
Judy Blake                                             Donna Taylor
Hughes Network Systems, LLC                            Brodeur
(301) 601-7330                                         (202) 775-2650
jblake@hns.com                                         dtaylor@brodeur.com

               Hughes Communications, Inc. Applies for Listing on
                              NASDAQ Global Market

Germantown, Md., July 5, 2006--Hughes Communications, Inc. (HUGHES) (OTCBB:HGCM), the global leader in broadband satellite network solutions and services, today announced that it has applied to list its common stock on the NASDAQ Global Market (formerly known as the NASDAQ National Market).

Hughes' common stock has been quoted on the Over-the-Counter ("OTC") Bulletin Board market since it became a publicly traded company in February 2006. Until commencement of trading on the NASDAQ Global Market, Hughes' common stock will continue to be traded on the OTC Bulletin Board under the symbol "HGCM."

Listing applications are subject to review and approval by NASDAQ's Listing Qualifications Department for compliance with all NASDAQ Global Market requirements.

About Hughes Communications, Inc.

Hughes Communications, Inc. (OTCBB:HGCM) is the 100 percent owner of Hughes Network Systems, LLC. Hughes is the global leader in providing broadband satellite networks and services for enterprises, governments, small businesses, and consumers. HughesNet encompasses all broadband solutions and managed services from Hughes, bridging the best of satellite and terrestrial technologies. Its broadband satellite products are based on the IPoS (IP over Satellite) global standard, approved by the TIA, ETSI, and ITU standards organizations. To date, Hughes has shipped more than one million systems to customers in over 100 countries.

Headquartered outside Washington, D.C., in Germantown, Maryland, USA, Hughes maintains sales and support offices worldwide. For more information, please visit www.hughes.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward looking, as that term is defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. When used in this release, the words "believe," "anticipate," "estimate," "expect," "intend," "project," "plans" and similar expressions and the use of future dates are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements are subject to certain risks, uncertainties and assumptions, including, but not limited to, the following: difficulties, delays, unexpected costs or the inability to obtain approval for the listing of Hughes' common stock on the NASDAQ Global Market referred to in this press release and other risks identified and discussed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission on April 17, 2006 and in the other documents the Company files with the Securities and Exchange Commission from time to time.

                                       ###

(C)2006 Hughes Communications, Inc. All Rights Reserved. HUGHES, HUGHESNET, and IPOS are trademarks of Hughes Network Systems, LLC.